Exhibit 99.1

For Immediate Release
Company Contact: Mr. Mark Collinson, Partner Tel: +86 23-8611 8735 Email: zhouhaoyi42@163.com Chongqing Zhongbao Investment Group Website: www.ccgirasia.com	Investor Relations Contact: Mr. Haoyi Zhou, Senior Advisor Tel: +1 310-954-1343 Email: mark.collinson@ccgir.com CCG Investor Relations Website: www.zbtzjt.com

Zhongbao International, Inc. Announces Third Quarter 2011 Results

•	Revenue for the quarter increased 185.4% over the prior year period to $8.7 million
•	Net income for the quarter increased 413.3% over the prior year period to $3.5 million

Chongqing, China, May 17, 2011 – Zhongbao International, Inc. (OTC Bulletin Board: ZBIT) ("Zhongbao” or the "Company"), which manages and operates a leading real estate developer, Chongqing Zhongbao Investment Group Co., Ltd., a company that develops and sells residential and commercial properties in the urban areas of Chongqing, China, announced today reported financial results for its third quarter ended March 31, 2011.

Third Quarter 2011 Highlights

•	Revenues increased 185.4% year-over-year to $8.7 million
•	Gross profit rose 286.7% year-over-year to $5.6 million, representing a gross margin of 64.1% compared to 47.3% in the year ago period
•	Net income increased 413.3% year-over-year to $3.5 million or $0.13 per diluted share, representing a net margin of 40.1%
•	The Company has changed its ticker symbol to “ZBIT” from the previous ticker “FTWV”

“We are very pleased with our strong third quarter operating results, which are significantly improved compared to the same period last year” commented Mr. Haoji Xia, the Company’s Chairman and Chief Executive Officer. “Zhongbao will continue the development of phases three and four of Jinshan Liyuan during the remainder of the year.  Also, we will expand our real estate market to Xi’an in Shaanxi Province, which we expect to provide additional projects for us over the next few years.”

Third Quarter 2011 Results

Zhongbao has two business segments:  (1) the real estate sales and (2) real estate leasing.  Revenue for the third quarter of 2011 increased 185.4% to $8.7 million, from $3.1 million in the same period of 2010.  For the third quarter 2011, properties totaling 17,617 square meters were sold compared to 10,768 square meters, an increase of 64% or 6,848 square meters.  Revenue from real estate sales is recognized when all the criteria for revenue recognition have been met and the property has been delivered to buyers.  The revenue recognition for each accounting period may vary because of the progress of the construction of the real estate property and actual property delivered to buyers may change from time to time.

Gross profit for the third quarter of 2011 was approximately $5.6 million, an increase of 286.7% over the $1.4 million in gross profit generated in the third quarter of 2010.  The increase was primarily due to increased revenue from real estate sales.  The gross margin of the real estate business increased from 47.3% for the three months ended March 31, 2010 to 64.1% for the three months ended March 31, 2011.  The increase of gross margin was principally attributable to the increase in sales price per square meter and increase in sales revenue.

Selling and distribution expenses include: (1) advertising and promotion expenses, such as billboard and other physical advertising cost, and costs associated with showrooms and model apartments and (2) sales commissions paid to a third-party marketing firm, to whom Zhongbao outsourced the sales and marketing of the real estate property developed.  Selling expenses in the third quarter 2011 increased 103.4% to $0.33 million, from $0.16 million in the same period of the prior year. The increase in selling expenses was primarily affected by the increase in sales commission paid to the outsourced sales and marketing firm.

For the three months ended March 31, 2011, general and administrative expenses were $0.5 million, compared to $0.4 million in the same period of last year, an increase of $115,756 or 28.9%.  The increase was primarily a result of the following factors: (1) increased professional and consulting costs for going public in the U.S., (2) increased salary expense for hiring more qualified personnel in order to support the going public effort, and (3) increased travel expense and meals expense for the new real estate property development in Xi’an, Shaanxi Province and additional travel and meals expense for project planning.

Income from operations for the third quarter of 2011 was $4.7 million, an increase of 438.1% from the $0.9 million of income from operations generated in the year ago period.

Net income for the 2011 third quarter was $3.5 million, or $0.13 per diluted share compared to net income of $0.7 million or $0.03 per diluted share in the third quarter of 2010.

Nine Months Ended March 31, 2011 Results

For the nine months ended March 31, 2011, revenue increased 37.0% to $25.2 million from $18.4 million in the same period of 2010. The increase is primarily due to the increased of number of units sold and the increased sales price.

Cost of real estate sales decreased 9.6% to $8.3 million for the nine months ended March 31, 2011 from $9.2 million in the same period of a year ago, mainly due to decreased land use rights costs and lower construction cost.

Gross profit increased 86.7% to $16.5 million for the nine months ended March 31, 2011 from $8.8 million in the same period of last year. The increase was primarily due to increased revenue from real estate sales and the decreased cost of real estate sales as discussed above.

Total operating expenses for the nine months ended March 31, 2011 increased 123.2% to $2.7 million, from $1.2 million in the same period of the prior year. The increase was primarily due to increased sales and marketing expense, following the outsourcing of that activity and increased sales commissions. In addition, increased professional and consulting costs for going public in the U.S., increased salary expense for hiring more qualified personnel in order to support the going public effort, and increased travel expense and meals expense for the new real estate property development in Xi’an, Shaanxi Province and additional travel and meals expense for project planning.

Operating income for the nine months ended March 31, 2011 increased 81.1% to $13.9 million from $7.7 million in the same period of last year.

Total other expense increased 605.7% for the nine months ended March 31, 2011 from $ 0.3 million to $2.0 million.  This is in large part due to Zhongbao’s donation of RMB 12 million to the China Siyuan Foundation for Poverty Alleviation which helps Three-Gorges immigrants fight against poverty and also helps to provide a greener environment in the Three-Gorges areas.  Zhongbao recorded the donation as non-operating expenses, which are tax-deductible.  No such expense was incurred in the same period of 2010. As a result, other expense increased $1.8 million.

Net income for the nine months ended March 31, 2011 was $8.9 million, or $0.36 per diluted share compared to net income of $5.6 million or $0.23 per diluted share in the nine months ended March 31, 2010.

Financial Condition

As of March 31, 2011, the Company had approximately $3.0 million in cash and cash equivalents compared to $5.2 million in cash and cash equivalents on June 30, 2010.

The Company used $0.5 million in net cash from operating activities for the nine months ending March 31, 2011, compared to generating $0.5 million in the same period of 2010.

About Zhongbao International, Inc.

Zhongbao International, Inc. is engaged in the real estate business.  The Company develops and sells residential and commercial properties in the urban areas of Chongqing, a municipality of over 30 million people in southwest China.  To date, its completed projects have had a gross floor area of over 185,835 square meters, or approximately 2.0 million square feet.  The Company is positioned to target middle income customers to develop new construction or reconstruction of older buildings by taking advantage of lower land prices, building and personnel costs in Chongqing, as well as its standardized design and operating model.  For more information, visit http://www.zbtzjt.com

Safe Harbor Statement

This press release and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements regarding Zhongbao’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as "believe," "plan," "seek," "expect," "intend," "estimate," "anticipate," "will," and similar expressions.  All statements addressing operating performance, events, or developments that Zhongbao expects or anticipates will occur in the future, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond Zhongbao's control.  The statements in this press release are made as of the date of this press release, even if subsequently made available by Zhongbao on its website or otherwise. Zhongbao does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.
Although Zhongbao does not make forward-looking statements unless it believes it has a reasonable basis for doing so, Zhongbao cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements.  For a list of other factors which could affect Zhongbao's results, including earnings estimates, see Zhongbao's filings with the Securities and Exchange Commission, including “Management's Discussion and Analysis of Financial Condition and Results of Operations," including "Cautionary Language Regarding Forward-Looking Statements," set forth in Zhongbao's Current Report on Form 8-K filed on February 11, 2011.  No undue reliance should be placed on any forward-looking statements.

FINANCIAL TABLES FOLLOW

ZHONGBAO INTERNATIONAL INC. AND SUBSIDIARIES
(FORMERLY FITWAYVITAMINS, INC)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash & cash equivalents	$2,980,529	$5,248,059
Restricted cash	1,497,826	986,788
Accounts receivable	893,776	783,258
Advance to vendors	1,691,013	4,489,756
Real estate property development completed	5,091,089	913,253
Real estate property under development	8,180,395	14,410,880
Other receivables	34,484	-
Prepaid expenses	398,238	413,381
Total current assets	20,767,350	27,245,375

Property, plant and equipment, net	5,007,279	4,650,242

Other non-current assets:
Other receivables	41,795	69,908
Deposits and prepayments for long-term assets	19,938,200	19,296,300
Real estate property under development	17,334,678	3,125,078
Real estate property held for lease, net	8,012,290	8,069,176
Total non-current assets	45,326,963	30,560,462

Total Assets	$71,101,592	$62,456,079

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,177,373	$1,681,730
Customer deposits	20,644,794	21,650,111
Other payable	100,000	447,090
Accrued expenses and other current liabilities	310,477	409,041
Taxes payable	4,516,528	2,753,105
Total current liabilities	28,749,172	26,941,077

Non-current liabilities:
Accounts payable	-	1,178,400
Other payable	85,046	573,318
Customer deposits	23,658	22,896
Long-term bank loans	11,268,888	12,417,390
Total non-current liabilities	11,377,592	14,192,004

	40,126,764	41,133,081

Contingencies

Stockholders' equity
Common stock, $0.0001 par value, 75,000,000 shares authorized
28,520,490 shares and 24,242,415 shares issued at March 31, 2011 and
June 30, 2010, respectively	2,852	2,424
Additional paid-in capital	19,730,569	19,680,997
Statutory surplus reserve	949,760	51,263
Retained earnings	8,440,709	461,370
Accumulated other comprehensive income	1,850,938	1,126,944
Total stockholders' equity	30,974,828	21,322,998

Total Liabilities and Stockholders' Equity	$71,101,592	$62,456,079

ZHONGBAO INTERNATIONAL INC. AND SUBSIDIARIES
  (FORMERLY FITWAYVITAMINS, INC)
CONDENSED  CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended March 31,		Nine months ended March 31,
	2011	2010	2011	2010
Revenue:
Real estate sale, net of sales taxes of
$604,500, $220,304, $1,746,849 and $1,214,640, respectively	$8,584,694	$2,992,130	$24,823,431	$18,076,386
Real estate lease income	130,485	61,144	359,187	307,967
Total revenue	8,715,179	3,053,274	25,182,618	18,384,353

Cost of sales
Cost of real estate sales	3,017,803	1,523,346	8,347,193	9,229,050
Cost of real estate lease	114,080	86,183	324,884	313,427
Total cost of sales	3,131,883	1,609,529	8,672,077	9,542,477

Gross profit	5,583,296	1,443,745	16,510,541	8,841,876

Operating expenses
Selling and distribution expenses	330,439	162,478	734,828	247,030
General and administrative expenses	516,855	401,099	1,919,783	942,343
Total operating expenses	847,294	563,577	2,654,611	1,189,373

Operating income	4,736,002	880,168	13,855,930	7,652,503

Other income (expenses)
Interest income (expenses)	378	6,655	(108,858)	(281,490)
Other income (expense)	(52,309)	191	(1,874,247)	488
Total other income (expenses)	(51,931)	6,846	(1,983,105)	(281,002)

Income before income taxes	4,684,071	887,014	11,872,825	7,371,501

Provision (benefit) or income taxes
- current	1,188,594	206,262	2,994,989	1,842,636
- deferred	-	(189)	-	(63,137)
Total income tax provisions	1,188,594	206,071	2,994,989	1,779,499

Net income	3,495,477	680,943	8,877,836	5,592,002

Other comprehensive income
Foreign currency translation adjustment	(51,658)	(57,830)	723,994	(32,106)

Comprehensive income	$3,443,819	$623,113	$9,601,830	$5,559,896

Basic and diluted income per common share
Basic and diluted	$0.13	$0.03	$0.36	$0.23

Weighted average common shares outstanding
Basic and diluted	26,549,691	24,242,415	24,991,859	24,242,415

ZHONGBAO INTERNATIONAL INC. AND SUBSIDIARIES
 (FORMERLY FITWAYVITAMINS, INC)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months ended March 31,
	2011	2010

Cash flows from operating activities:
Net Income	$8,877,836	$5,592,002
Adjustments to reconcile net income to net cash
provided (used) in operating activitivies
Depreciation of property and equipment	235,667	211,940
Depreciation of real estate held for lease	324,884	313,427
Deferred taxes	-	63,137
Changes in assets and liabilities:
(increase) decrease in-
Restricted cash	(477,584)	(324,931)
Accounts receivable	(84,352)	(211,654)
Advances to vendors	2,944,223	(940,261)
Real estate property development completed	(4,142,007)	331,643
Real estate property under development	(7,386,055)	4,310,770
Other receivables and prepaid expesnes	24,817	(75,558)
Accounts payable	221,808	(8,798,593)
Customers Deposits	(1,723,250)	(2,339,649)
Other payables	(868,032)	(38,859)
Tax payable	1,669,643	2,338,782
Accrued expense and other current liabilities	(111,971)	14,984
Net cash (used in ) provided in operating activities	(494,374)	447,180

Cash flows from investing activities:
Purchase of property and equipment	(437,745)	(1,481)
Deposit and prepayment for land and property and equipment	-	(7,727,928)
Net cash used in investing activities	(437,745)	(7,729,409)

Cash flows from financing activities:
Repayment of short-term loans	-	(6,543,077)
Shareholder capital contribution	50,000	-
Repayment of long-term bank loans	(4,705,920)	-
Proceeds from long-term bank loans	3,146,400	12,699,024
Net cash used in (provided by) financing activities	(1,509,520)	6,155,947

Effect of foreign exchange rate on cash	174,109	(2,377)

Net increase (decrease) of cash and cash equivalents	(2,267,530)	(1,128,659)

Cash and cash equivalents, beginning of period	5,248,059	3,655,484

Cash and cash equivalents, end of period	$2,980,529	$2,526,825

Supplemental disclosures of cash flow information:
Cash paid for interest	$584,938	$715,689
Cash paid for income tax	$983,505	$314,592